Exhibit 99.1

Xerium Technologies
Q1 2011 Earnings Call
May 5, 2011 10:00 am ET

Operator

Great day ladies and gentlemen, and welcome to the First Quarter 2011 Xerium Technologies, Inc. Earnings Conference Call. My name is Thelma, and I will be your coordinator for today’s event. [Operator Instructions] I would now like to turn today’s presentation over to Mr. Ted Orban, Vice President and Treasurer.

Ted Orban

Thank you, Thelma, and welcome to the Xerium Technologies First Quarter 2011 Financial Results Conference Call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies and Cliff Pietrafitta, Executive Vice President and Chief Financial Officer. Stephen will start the discussion this morning with an update on our progress and then we’ll provide further financial details with respect to the quarter. Subsequently, we will open the lines for questions.

Xerium Technologies’ results for the quarter were announced in a press release after market close on Wednesday, May 4, 2011. Notification of this call was broadly disclosed, and this conference call is being webcast using the link on the Investor Relations homepage on our website at www.xerium.com. We have also posted a slide presentation on our website which we’ll refer to during this conference call.

I’d also note that we will make comments today about our future expectations, plans and prospects of the Company that constitute forward-looking statements for the purposes of the Safe Harbor provision under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release and in our SEC filings. The forward-looking statements represent our view as of today, May 5, 2011, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures such as adjusted EBITDA that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance, and therefore believe will assist you in better understanding our company. Reconciliations of these measures to the comparable GAAP numbers are available on our press release and in other materials which are each posted in the Investor Relations section of our website at www.xerium.com.

With that, I’ll turn the call over to Stephen.

Stephen Light

Thanks, Ted. Good morning, ladies and gentlemen. Thanks for taking time this morning to join us for our first quarter 2011 investor call. Along with Ted, it is my pleasure to introduce Cliff Pietrafitta who has joined Xerium as our Chief Financial Officer in early March. Cliff comes to us after we conducted a lengthy executive search process. The search took much longer than I expected but I was looking for a person with just the right combination of experience, skills, energy and focus. In Cliff, we secured a person with an appropriate public company background who’s focused on operational and cost management aligned very well with our strategy of competing globally on a product and operational basis. We’re happy to have him with us today.

Today, he and I will share reporting duties on the call, with Cliff providing added insight into the financial charts we posted to our website last night. But first, I’ll describe our market conditions and update you on several key initiatives.

Our markets remained generally healthy throughout the first quarter, with paper production tonnage increasing approximately 2.3% based upon the latest data we have. Within that 2.3% increase, the largest segment, Graphical Paper, saw production tonnage increase 1/2 of 1%, packaging increased 3.8% and sanitary and household papers increased 0.4%. Pulp production increased a healthy 3.9% over prior year period. These increases are in line with our expectations of GDP to GDP-plus-1% growth.

Our order bookings as shown on Slide 3 of the posted charts, show Q1 2011 increased over Q1 2010 consolidated bookings by 2.9%. Sequentially, Q1 2011 increased over Q4 2010 by 8.8%. We need to examine the segments to get a clearer picture of the order intake. Within the segments, rolls orders shown on Slide 4, increased 16.7% over Q1 2010, but only 2% over Q4 2010. This modest sequential growth supports our belief that at year end, we pulled roll cover orders forward into the fourth quarter as the year wound down and maintenance team spent the remainder of their CapEx budget.

In the Clothing segment shown on Slide 5, we received orders in Q1 2011 of $101.4 million. Sequentially compared to the fourth quarter of 2010, we did see healthy growth in PMC orders of 12.8%. You will recall that in Q1 2010, the paper industry was busy rebuilding their Paper Machine Clothing inventories, having drawn them down nearly 27% from their peak in November 2008. These inventories remained stable at approximately 85% of that peak number — I’m sorry, 85% of the January 2007 number.

It appears to us that as market conditions stabilize, we’ll see fewer of the exaggerated swings we’ve seen in 2010 and the beginning of 2011. Meanwhile, our production backlogs are very healthy in most geographies and in most product areas.

We continue on our strategy to introduce our new products to the market shown on Slide 6 and are enjoying considerable success as you see. Our first quarter results show new products, defined as products introduced since the beginning of 2008, increasing to 44.6% of overall sales. Within this increase, the Clothing segment achieved 48.6% of revenue from new products while the Rolls segment achieved 36.9%. I’m pleased to announce that in February, SmartRoll, our proprietary cross machine pressure sensing cover system, received its 100th order since commercial launch in the spring of 2009 and that we’re seeing increasing interest in the product as it has clearly proven its worth to the papermakers.

We’ve recently begun offering the next version of the system. This one capable of providing the proven performance to machines with dual knit press sections. We believe this new system expands our target market beyond the 3,500 rolls we initially focused upon. SmartRoll has also recorded its first order outside of the paper industry. Not wanting to be outdone by the Clothing new product teams’ head start in 2010, our Rolls new product teams have developed several other products that are currently being introduced commercially. New rolls products have been developed for the rapidly growing tissue market, including covers we’ve branded as Rebel, Hyperpress X and Xtreme TS. Each of these is a product designed for a specific application unique to tissue manufacturing where higher process temperatures and lower sheet heat transfer shorten the life of conventional rubber covers.

In the case of the Rebel cover, which we’re now offering in 3 of our 4 regions, a unique formulation of urethane is applied to the roll to minimize abrasion and keep the cover cool. Sales of these 3 covers have already reached 96 units since their introduction a few months ago. Our most recent review identified more than 925 active tissue machines worldwide. So we believe the market opportunities for these products are healthy.

Moving now to a few remarks about operations. We’ve made good progress during the quarter in our program to increase our Paper Machine Clothing capacity with the goal of reducing book-to-bill cycle times to 50% of today’s levels in specific product ranges. To this purpose, key pieces of equipment are now starting into production in Brazil and Austria. Specifically, we have doubled our South American press felt production capacity as measured by tons of product produced in order to support expanded demand for the newest products in Asia, and we’ve upgraded existing weaving capability in our Austrian press felt plant to support increased output from that facility as well.

Simultaneously, we increased our forming fabric capacity in Canada for the North American market with new and upgraded weave looms.

These installations and those that remain underway for 2011 completion are expected to complete the equipment purchase obligation that carried over from the canceled Vietnam project. The new equipment we’ve brought online is faster, capable of producing all of our new products and very importantly, properly sized to the width of our customer’s paper machines in order to reduce waste.

As our raw material prices has steadily increased since oil prices escalated, the material yield of our production processes has become even more critical to our ability to offset rising yarn costs. Our new product designs, which not only help customers increase output or reduce their production costs, are doing the same for us. Over the past 3 years, our operations and engineering teams have been able to increase the percentage of raw material that is ultimately delivered as a product to our customers from a low of 53% in 2008 to more than 70% currently in our dryer product line. That’s a 32% improvement. Major contributors to this improvement are our use of sophisticated statistical models to advise us how to narrow our existing looms to better match our customers’ machines, meticulous care in scheduling these machine and the netting of our weaving capability across our divisions in order to optimize production.

In some instances, we now have as many as 5 looms making the same products at widths ranging from 8 to 12 meters in increments of just one meter. Where 3 years ago, these looms would have been making 5 different products, each greater than 12 meters wide and very high trim loss rates.

As we roll out other new PMC products through our forming product line, we are seeing comparable gains in yield. These improvements served to reduce the amount of expensive yarns we need to purchase while at the same time increasing our capacity without significant additional CapEx investment.

As we work to offset the rise in petroleum prices through productivity, we’ve also been aggressive in passing along wherever we’re able, a share of this rising cost to our customers. In 2008, faced with a similar situation, the Company added an energy surcharge to our invoices as we viewed that spike in energy prices as temporary. We’re evaluating the likelihood of the current increase will be a similar spike, or a more protracted irreversible rise, and we’ll consider appropriate actions that may affect product pricing as our analysis indicates.

Now I’ll pass the microphone over to Cliff who will guide us through the posted slides.

Clifford Pietrafitta

Thank you, Stephen. I’d like to start off by referring to the chart on Page 7. Sales for the quarter increased 6.1% to $143.2 million from $135 million in the first quarter of 2010. When adjusted for exchange rate differences, sales grew at 5.1% compared to the same quarter in the prior year. This 5.1% increase was comprised of Clothing growth of 4.7% and Rolls growth of 5.8%. The rebound in paper production has helped drive volume growth in both our Clothing and Rolls businesses.

On a sequential basis, compared to the fourth quarter, net sales were down 1% on a gross basis and 1.8% excluding the impact of currency compared to the fourth quarter of 2010. We view this as strong performance given the significant sales increase in the fourth quarter of 2010, a portion of which related to our customers’ consuming annual budgeted maintenance and capital spending allotments by pulling ahead their purchases from the beginning of 2011.

Gross margin dollars improved 4.3% to $53.9 million from $51.7 million in the first quarter of 2011, primarily as a result of increased sales volume. As a percentage of net sales, gross margins declined to 37.7% from 38.3% in the prior year’s first quarter and 40.3% from the fourth quarter of 2010. The percentage declined from both periods was primarily attributable to an increased mix of lower margin clothing and roll products and services, as well as increased material and freight costs related to higher cost petroleum-based materials. We do not expect the mix of our products in 2011 to be materially different than it was in 2010. So our focus in this area will be on raw material cost and pricing.

Moving on to the chart on Page 8. Our selling, general and administrative expense excluding operational and financial restructuring costs, decreased from 28.4% of net sales in the first quarter of 2010, to 27.9% of net sales in the current quarter. This decline was largely the result of one-time compensation costs incurred in the first quarter of 2010, net of an increase in salaries and bad debt expense, which resulted from a change in estimate in the first quarter of 2010. If we look at our spending as a percentage of net sales compared to the fourth quarter of 2010, spending increased from 25.1% to 27.9%. This increase primarily reflects a one-time gain related to the sale of property that reduced fourth quarter 2010 SG&A and the impact of higher foreign currency rates in the first quarter of 2011.

Income from operations increased 475% to $13.8 million from $2.4 million in the first quarter of 2010, largely due to increased sales volume and the absence of financial restructuring costs incurred in the first quarter of 2010, net of reduced gross margins due to unfavorable product mix.

Page 9 of the slide displays our adjusted EBITDA result for the first quarter of 2011. Adjusted EBITDA is a non-GAAP measure by which we manage compliance with our existing financing agreements and provides a measure of the operating performance of the business. Adjusted EBITDA increased 6.5% to

$26.1 million from $24.5 million in the first quarter of 2010. Excluding unfavorable currency adjustments, our adjusted EBITDA grew 7.3%, which was higher than our net sales growth of 5.1%. Our last 12 month adjusted EBITDA reached $115.8 million as of March 31, 2011. This decline from the fourth quarter adjusted EBITDA result of $35.3 million is largely due to lower margins primarily as a result of product mix and the fourth quarter of 2010 gain on the sale of the property in South America.

Income taxes as a percentage of pretax income was 84% for the first quarter of 2011. At this time, we expect our overall effective tax rate for the year should be in the mid-40% range. You should recognize that the mix of earnings by jurisdiction has a direct impact on the amount of taxes recorded in any quarter, our effective tax rate reflects the fact that we continue to have losses in certain jurisdictions for which we receive no tax benefit.

Net income and earnings per share improved from a net loss of $30.2 million, or $12.05 per share for the first quarter of 2010, to net income of $0.6 million or $0.04 per share in the first quarter of 2011. The significant improvement is primarily due to increased sales volume, the absence of financial restructuring costs incurred in the first quarter of 2010 and lower interest expense net of reduced gross margins due to unfavorable product mix.

In addition to the improved earnings, the denominator of the EPS calculation also changed as our diluted shares outstanding increased from 2.5 million shares to 16.6 million shares due to the restructuring that took place in May 2010.

Pricing data, as depicted on Page 10, continues to show a stable pricing environment. Due to the consistent stability we have seen in the market pricing over the last year and the recognition that our future pricing actions could be competitively sensitive, we will discontinue presenting this chart in future calls.

The data included on the chart on Page 11 shows an increase in trade working capital as a percentage of net sales from the fourth quarter of 2010 from 24.6% to 27.7%. Currency changes accounted for 0.6% of this increase while the remaining increase was due to increased accounts receivable and inventory balances and lower accounts payable.

Taking these issues one at a time, the growth in accounts receivable relates to the timing of sales in the quarter as very weak January sales volume was made up by robust sales volume in March. As such our days sales outstanding computed on a FIFO basis of 57 days was in line with the fourth quarter of 2010 result of 57 days and slightly above the first quarter 2010 result of 55 days.

Next, inventory levels were negatively impacted by our need to accelerate press felt production to accommodate demand requirements, increase purchasing of yarns in advance of expected petroleum-based cost increases, and increased levels of in-transit inventories supporting increasing Asian demand.

Finally, accounts payable increased 25% from the first quarter of 2010 but declined from the fourth quarter of 2010 by 9%. Similarly, our days payable outstanding improved over the same quarter last year from 58 days to 64 days, but pulled back from the 70 days in the fourth quarter 2010. This unfavorable result compared to the prior quarter was due to large payments which were scheduled to be made just after the 2010 year end.

The net result of the increase in trade working capital is that our trapped cash, defined as trade working capital in excess of 15% of sales, increased by $14.9 million to $61.6 million in the first quarter of 2011, from $46.7 million in the fourth quarter of 2010. We believe the underlying reasons for this unfavorable result are temporary and we will redouble our efforts to reduce our investment in the balance sheet and improve cash flow in future quarters.

Capital expenditures for the quarter totaled $4.2 million, which is above last year’s first quarter spending of $2.5 million. As shown on the chart on Page 12, we still expect capital expenditures for 2011 to approximate $32 million with roughly 1/2 of that earmarked for maintenance projects.

Moving to Page 13 of the slide deck. We show our total debt of $488 million expressed at the foreign exchange rates as of March 31, 2011. Our debt reported on this constant currency basis shows a reduction of total debt of $4.2 million, which was due to principal payments during the quarter.

In closing my remarks, I would like to bring you up-to-date on the status of our potential refinancing.

Currently, the Company’s capital structure includes a $20 million revolver, a $60 million first-lien term loan and a $410 million second-lien term loan. The revolver matures in May [2013]. The first-lien term loan matures in November 2014, and the second-lien term loan matures in May 2015. We announced yesterday that we are pursuing a potential refinancing of our existing credit facilities. Our goal in seeking to refinance is to extend the maturity and fix the rate on a portion of our debt, while providing increased flexibility and liquidity to the company. While the lower-rate environment may provide ongoing cash interest savings, the amortization of transaction fees will likely offset any EPS benefit. We are targeting to complete a refinancing by the end of the month. However, it is possible that we may not be able to complete the proposed transactions on terms that are acceptable to us on this timetable or at all. We will not be able to take questions regarding the proposed financing on this call. For information regarding the proposed financing, please refer to our press release from yesterday evening.

Stephen Light

Thanks, Cliff.

During our earnings call in March, I was asked if investors could extrapolate last year’s Q4 performance forward into 2011. I responded to that inquiry by indicating that while we continue to execute to our plan, I did not expect quarter-over-quarter performance to be linear. And that there would be variation around an improving trend line.

In Q1, we witnessed some of this occurring as raw material prices and currencies combined, to offset some of the improvements we’ve implemented. We’re confident we’re on the proper operational path and we’ll remain steadfast on our implementation process as we continue to make good progress on this journey.

Finally, just before we begin to take your questions, I’d like to make a few comments about our addition of a new Director to the Xerium Board of Directors. David Bloss joins us for the particularly-strong background in operations, mergers and acquisitions, and business management in Asia. These are clearly skills that will benefit the company going forward and the board’s governance processes. We’re honored to have a person of David’s caliber join us and I look forward to working with him.

Now, we’ve completed our prepared remarks, so Cliff and I are ready to address your questions. Thelma, may we have the first question please?

Operator

[Operator Instructions] Our first question comes from Kevin Cohen with Imperial Capital.

Kevin Cohen

Stephen, I’m wondering if you could talk a little bit about the pricing environment in the industry? And is it your sense that the industry is behaving well in terms of pushing price with all these cost pressures? Or what do you kind of seeing year to date, on that front?

Stephen Light

Kevin, without providing specific details, we think the pricing environment continues to be very good for the Paper Machine Clothing and Roll Cover operations. We have been successful in increasing prices with many of our customers. It is one of the reasons, as Cliff indicated, we’re not going to continue to show the pricing chart. We don’t think it’s appropriate to enable our competition to extrapolate exactly what we’re doing on pricing but, we’re in an environment where our customers are passing on their price increases pretty rapidly and it’s pretty difficult for a customer of ours who’s getting significant value from our products to deny us price increases comparable to what they’re seeing. We are, as some of you may know, our long-term supply agreements with our oil-based suppliers. The particular material is called caprolactam, it’s a distillate of oil, from which most of the yarns are made, we have some price sharing or cost sharing ratios inside those contracts. Some of them are very recently renegotiated so those pricing triggers are becoming engaged. Part of the reason you saw our inventory rise in the first quarter was our recognition of this situation, so we chose to purchase ahead on our yarns. So we have more yarn, either in-house or on order at this time, than we would normally have for this level of production. A long answer to the question of, I think, that the market is responding maturely to the escalating cost structure and I believe that we will be successful in passing along some, probably not all, but at least some of the cost increases that we’re absorbing.

Kevin Cohen

And do the customers seem to understand the need for price increases related to cost? I mean, is the marketplace acceptance of price increases sort of tracking in line with what you would have thought it would be? Or any changes anything notable on that front?

Stephen Light

I think the — I’d reiterate the expression that, I think the pricing environment is quite mature. At this point, we’re not aware of any competitor doing anything on a rogue basis. But I will bring you back to something we have worked very hard on for the last couple of years, and that is to transition from selling our products as a commodity to selling our product based on the value that we deliver. And we have documented savings from customers that far exceed their purchase cost of our products. So we think that given that ratio or even a breakeven ratio on savings, it’s pretty difficult for a customer to deny us the cost increases that we’re absorbing while we’re helping them very significantly to reduce their cost. The new products that we’ve talked about over the last several months or several quarters, EnerStar, which has a very direct relationship to the energy cost involved in running a machine, is an area that we’re pressing now that customers are accepting. You’ll recall that EnerStar yarns, proprietary yarns that we have, are available in almost all of our Forming Fabrics. SmartRoll acceptance is far beyond our expectations. And one of the reasons there is of course that the more uniform the sheet of paper going into the dryer, the lower the cost in the dryer. Keeping in mind that energy is the number 2 cost for paper producers behind fiber. I think that our products are justifying their value and the customers are paying for it.

Kevin Cohen

And then in terms of the raw material cost inflation, would you say that oil is probably the biggest pressure that the company saw on the first quarter? And I guess, the corollary to that, when do you think the company might decide in terms of how to recoup, whether it’s through a surcharge mechanism or otherwise? When do you think we might see some clarity on that front emerge?

Stephen Light

Well, I think I can answer the second part first, and that is that you won’t. We’re not going to put out broad announcements. We don’t use a published price list. We negotiate contracts individually with customers based on the value that we deliver. So we’re not going to come out and say we’ve implemented a 4.5% or a 9% or a 1% price increase if that were the case. We think that the relationship between the Company and its customers is, of course, proprietary and should remain that way. To the first part of the question, the impact of oil pricing on yarn, and oil is the largest driver of yarn pricing, there’s a very tight relationship there. I can’t tell you whether it’s a 75% or an 85% correlation, but it’s very much in that band depending on who the supplier is and what the specific raw material or yarn formulation is that we’re buying. But oil drives about 2/3 of our business, it drives the Clothing business. The other place that we’re seeing raw material cost escalation is in natural rubber, which of course drives a big piece of our Roll Cover business. In both places we’re under pressure. We’re under pressure from our suppliers, but as Cliff aptly pointed out, we’re also under pressure in the fact that freight is rising as an element of our cost structure. So we are working much more diligently to go to full container loads as we go offshore as opposed to LPL, we are certainly minimizing airfreight. One of the drivers of airfreight is our long lead times. The long lead times are the result of high backlogs. The high backlogs are the result of demand beyond our capacity. Ergo in a great circle why we are installing so much new equipment in South America to satisfy demand. And to put a closer on that, much of that equipment is in and running. We will have our South American facility at our peak estimated capacity by the end of the year, at which point we will have increased our South American capacity by more than double.

Kevin Cohen

And then just one last question before turning it over. In terms of the sensitivity to oil, I think the company has disclosed a $10 for barrel change is about a $1.5 million annualized delta. Does that include all of the related effects of oil or is that just tied to distribution? Like, does that include the knock-on effects on yarn to your point and other related items?

Stephen Light

I’m not sure where that number came from. I can’t confirm or refute that number. What I can tell you is that oil is the primary driver of yarn raw material pricing.

Operator

Our next question comes from the line of Rick Hoss with Roth Capital Partners.

Richard Hoss - Roth Capital Partners, LLC

Stephen, if we could just continue on the gross margin discussion and looking back in ‘08, as you mentioned earlier in your prepared remarks, the dynamics were 40.4% down to 33%, and then the following quarter, which would be the fourth quarter of ‘08 back up to 39%. Now you said that there were fuel surcharges that were passed on and that’s something that you’re currently evaluating today. Can we expect to see a rapid recovery, obviously not the same delta, but the same acceleration of recovery should those price increases be put forth, or are there different dynamics this time around?

Stephen Light

Well I think, as Cliff indicated in his remarks, the gross margin impact is driven by several things. One of which was an unusual combination of mix between Roll Covers, Clothing, particular kinds of clothing and mechanical service work that we do in the Rolls business. We reconfirmed that we see no fundamental shift in the business in terms of mix that would change materially how we would expect to perform between 2010 and 2011. The one slight change is that our Asian businesses are doing quite well, as growth in paper tonnage in Asia is faster than other regions of the world. So as more weight moves to Asia, as you know that is a lower margin environment for everyone, we’ve modeled that. We don’t think it’s going to materially impact the full-year result. But mix certainly does drive gross margin. I don’t think that, going to the question of how fast you’ll see pricing impact our pricing impact our gross margin. We’re probably not going to telegraph any more about changes that we anticipate in pricing than what we already have. It’s not our intent to use the forum as a way to give our competitors insight as to what our thinking is. But I’ll take you back to we believe that the value of our products, as assessed by our customers, is rising. We believe they understand that, based on documents they’re giving us that, that support the amount of costs we’re helping them with. And I don’t think that they are — they have certainly not demonstrated a reluctance to accept what is fair pricing from us.

Richard Hoss - Roth Capital Partners, LLC

And then the assumption that more contribution from new products gives you additional opportunities for selling value versus price, does that still hold true?

Stephen Light

Absolutely. Let me give you a specific example . I indicated that we had sold our, or accepted an order back in February for our 100th SmartRoll. That product had been in commercial availability at that point just over a year and a half. When we launched the SmartRoll, we anticipated one SmartRoll for every 2 major machines and we think of the world as we’ve said publicly, something north of 6,300 or 6,288 paper machines. So we rounded that up and said, that we thought 3,500 was the number of potential applications, given one SmartRoll for every 2 machines. We have customers today running multiple SmartRolls in their machines while the machine was designed specifically for the nip. We’ve got customers running it at the winder, in the calendar stack, in the nip, in multiple nips. In fact, we have one customer who now has 4 SmartRolls in one machine. So we believe that the new product expansion that SmartRoll epitomizes is very real. And customers are paying higher prices but getting greater value. And that remains the premise of our argument is that the better the product performs, the more the customer value derived, the more our share of that value we can derive. I don’t see anything that’s changing that dynamic.

Richard Hoss - Roth Capital Partners, LLC

Okay. And then the sequential jump in G&A. I’m assuming partially, is derived from the additional capacity that you discussed earlier from the headcount, I think, I read in the 10-Q. Are you done adding at this point and can we view this as a level that should sustain itself throughout the remainder of ‘11, assuming revenue and stability?

Stephen Light

But one comment before I get to final part of that question, we had a $1.4 million nonrecurring gain in the fourth quarter, which artificially suppressed SG&A, that was from the sale of property in South America. We don’t have any more property to sell in South America so you can’t look forward to one of those. I will remain steadfast in the concept that we won’t provide guidance looking forward. We will flux our direct labor workforce, which is really where headcount has been adjusted. We’ll adjust our direct labor workforce to support customer demand. We are operating our plants, our clothing plants at very high capacity utilizations right now. I would be delighted to tell you, I am delighted to tell you that our Nova Scotia factory has set production records the last 2 months in a row. Levels that it’s never achieved previously. So to support that, we have added some headcount. We’ve also added equipment, as we’ve spoken about. So headcount isn’t — it’s not a fixed number. It’s not something we’re going to carve in stone because we’re going to flux up and down as demand, backlog and our productivity indicates.

Richard Hoss - Roth Capital Partners, LLC

Okay, then last question. Interest expense more modeling perspective, I think that in 2010, you had an accelerated amortization, I think, $2.5 million fee per quarter and you had talked about how this went away, and so we saw this appear in the first quarter. However, there has been the difference in your investor presentation about a $46-million-per-year type of interest expense. I’m just trying to figure out what’s the appropriate number?

Stephen Light

The number referenced in the investor presentation is a debt service number which includes principal repayments. We’re not prepared to make very many comments about why we’re out doing what we’re doing but obviously the debt markets today are very favorable. The company is coming out to do refinancings and that’s the reason we’re evaluating. As Cliff indicated, if the process goes forward, we would hope to have it completed yet this month so there’d be quite a lot to say about it here fairly shortly.

Operator

[Operator Instructions] Our next question comes from DeForest Hinman with Walthausen & Co.

DeForest Hinman - Walthausen & Co.

Stephen, it looks like we had some improvement on the sales year-over-year and you talked about gross margins declining. But could you kind of just walk us through the pieces that were helping us and the pieces that were hurting us and can you put some more color around that from a basis point perspective either — I’ll just start there.

Clifford Pietrafitta

This is Cliff Pietrafitta. From a margin standpoint, what we saw was really just a mix issue between the various products that we offer in the market. When we looked at it, we didn’t really feel like it was an indication of a trend, but more just kind of an event in the quarter that we would expect the full year to kind of resemble what we’ve seen in the past. So as we said earlier in the comments, we kind of view this as kind of a one-off from that particular standpoint.

DeForest Hinman - Walthausen & Co.

Okay. Well, I mean, can you even put a little bit more color around the unfavorable mix then because I think the commentary on the last few calls and also evidenced in the margin was that, as we had a higher mix of new product sales, those were from what it sounded like, similar to corporate average or a little bit better. So as our mix of new products increase, we should see some incremental margin improvement. And now in the first quarter we have continued mix improvement towards newer products but at the same time, we have sequential decline in gross margins. So can you kind of help me reconcile that?

Clifford Pietrafitta

Sure. I can point to an example, which is, on a rolls side of our business, we offer mechanical services as one of the product lines that we offer to our customers. That particular piece of the business was a larger mix of our sales in the quarter. Those services tend to be lower margin, that’s one example of the type of things we were talking about.

DeForest Hinman - Walthausen & Co.

Okay. So I guess, then on the PMC side of the business, were the gross margins up year-over-year in that business?

Clifford Pietrafitta

No. We had similar types of examples there where we have, in our business, certain of the fabrics carry higher margins. We saw a slight shift there between the different categories. Again, we don’t think that’s a trend. We just think it was a blip in the order for this particular quarter. So we’re not concerned about it long-term but we do recognize that those certain particular product lines within Clothing had improved sales during the quarter, which hurt the margins overall.

DeForest Hinman - Walthausen & Co.

All right. And you gave some color around yarn costs and one of these chemicals that’s involved, can you kind of talk about what was the actual, either dollar increase or percent increase or both of those, for the yarn? And kind of what — if prices are stable, I guess where they are now, what kind of percent increase could we be looking at for the full year, either on a percent basis or a dollar basis or both?

Stephen Light

DeForest, we think that’s competitively sensitive information and we’re not going to disclose that.

DeForest Hinman - Walthausen & Co.

All right. Can you help us understand, then, how much of your cost of goods sold is yarn costs?

Stephen Light

We’ve said publicly that in the aggregate, material costs are [30%] of our cost of goods sold, labor is about [30%] and overhead is about 40%. Within the raw materials side, yarn and rubber are the primary drivers well north of 50% of it.

Operator

Our next question comes from Matt Sherwood with Cooper Creek.

Matt Sherwood – Cooper Creek

I just wanted to see if you could remind us about the impact of the euro on sales and earnings? I know that was a material driver of differences between disclosure statement in EBITDA and your current projections?

Stephen Light

Matt, we have used a metric of $300,000 of adjusted EBITDA per $0.01 of exchange rate swing and most people want to track that back to the plan of reorganization. The plan of reorganization euro exchange rate was $1.46 and we’re awfully close to that today, if that’s how you’re trying to benchmark the company. As Ted indicated in his opening remarks, we make no — or accept no obligation to update that, but it may be helpful to know that roughly the same euro exchange rate was used in the fall of ‘09, when the POR was created, to what we’re seeing today.

Matt Sherwood – Cooper Creek

And how does your incentive compensation affect the planning? How is that tied to the planned projections?

Stephen Light

The way that operates and I’m pretty sure that’s disclosed in our plans so I’m okay talking about it. The way that operates is that, at the beginning of the year we budget the company with an assumed set of exchange rates and we true-up at the end of the year back to those exchange rates for purposes of determining financial performance against the annual metric. For the long-term incentive plan, which is the 3-year plan, we true-up currency, regardless of how we budget it, we true-up currency back to the exchange rates that were used at the time the plan was formalized or consummated.

Operator

At this time, that concludes our question-and-answer session. I would now like to turn the call back over to management for closing remarks.

Stephen Light

Thank you, Thelma. Ladies and gentlemen, thank you very much. We look forward to having our second quarter call with you, which will occur in August or at the end of July. Certainly have appreciated Cliff participating. He’s been able to take some of the hard questions from me and provide you more color. We look forward to giving you an update on any refinancing that might go forward, should that progress as events warrant. Thank you very much, and goodbye.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You are free to disconnect and have a great day.